UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2024

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01.    Regulation FD Disclosure

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “committed,” “consider,” “estimate,” “forecast,” “future,” “goal,” “is designed to,” “maintain,” “may,” “might,” “objective,” “ongoing,” “could,” “expect,” “intend,” “plan,” “possible,” “potential,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects”, “continue,” “seek,” “strategy,” “strive,” “will,” “would,” or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others:

•failing to maintain and protect our brand, independence, and reputation;
•failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals;
•compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, environmental, social, and governance (ESG), and index businesses;
•failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•the impact of artificial intelligence (AI) and related new technologies on our business, legal, and regulatory exposure profile and reputation;
•failure to detect errors in our products or failure of our products to perform properly due to defects, malfunctions or similar problems;
•failing to recruit, develop, and retain qualified employees;
•prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•failing to scale our operations and increase productivity in order to implement our business plans and strategies;
•liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect;
•inadequacy of our operational risk management, business continuity programs and insurance coverage in the event of a material disruptive event;
•failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate;
•failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility;
•challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; and
•failing to protect our intellectual property rights or claims of intellectual property infringement against us.

If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events, or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties, and assumptions in our future filings with the Securities and Exchange Commission (SEC) on Forms 10-K, 10-Q, and 8-K.

Investor Questions and Answers: March 22, 2024

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions primarily received through January 31, 2024. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington St.
Chicago, IL 60602

__________________________________________________________________________________________

Segment Disclosures

1.Thank you for the incremental segment details from the third quarter 10Q. To the extent practical, we would also appreciate historical quarterly data (ideally past 12 quarters) and annual data (ideally past 5 years). Investors would benefit from a stronger historical understanding of the business, particularly given the investments in the businesses as shared in the 2022 AGM presentation.

Thank you for the feedback. In our most recent 10-K, we provided three years of historical data for our updated segments.

We plan to share additional historical quarterly revenue and adjusted operating income by segment when we release our earnings for the first quarter of 2024.

Material Weakness

2.What drove the material weakness reported in the 10-K?  Are there any issues with the underlying financial information?

In our most recent 10-K, we disclosed that we had a material weakness in internal control over financial reporting related to the aggregation analysis for our segment reporting.  If you recall, in our third quarter 2023 10-Q, we initiated segment reporting and disclosed three reportable segments:  Data and Analytics (comprised of operating segments including Morningstar Data, Morningstar Direct, PitchBook, and Morningstar Sustainalytics), Asset and Index Solutions (Morningstar Wealth, Morningstar Retirement, and Morningstar Indexes), and Credit and Ratings Solutions (Morningstar DBRS). We aggregated our operating segments into those three reportable segments based on our review and application of a specific accounting standard that covers segment reporting (FASB ASC 280).  During the third quarter of 2023, through our interpretation and application of the standard, we felt our aggregation analysis was appropriate and compliant. Upon review of our filing, the SEC evaluated our application of the standard and objected to our aggregation of certain operating segments.

We subsequently re-evaluated our application of FASB ASC 280 and, as you saw in our 10-K, we disaggregated several of our operating segments from our previous filing and disclosed five reportable segments: Morningstar Data and Analytics (includes Morningstar Data and Morningstar Direct), PitchBook (including the PitchBook Platform and Leveraged Commentary & Data), Morningstar Wealth (Investment Management, Office and Morningstar.com), Morningstar Credit (Morningstar DBRS) and Morningstar Retirement (includes Morningstar Managed Accounts). We also disclosed a “Corporate and All Other” category that includes Morningstar Sustainalytics, Morningstar Indexes, and unallocated corporate expenses.

Because we changed our application of FASB ASC 280 and our operating segment aggregation analysis for the fourth quarter of 2023, we determined that we had ineffective process-level controls over those changes, which resulted in the material weakness as of December 31, 2023. We are nonetheless confident in our internal control framework and the underlying financial information for the segments and the other areas of our reporting. The consolidated financial statements present fairly, in all material respects, the company’s financial position in our 2023 10-K.  This control matter is isolated to segment reporting, and we expect it will be fully remediated in the first half of 2024 when we have had adequate time to test the effectiveness of the process and control improvements. Our first quarter 2024 10-Q will have the same segment presentation that was included in our 2023 10-K.

Margins

3.Given the 10% headcount reductions in Morningstar Sustainalytics, we seek to better estimate the potential profit impact. Before the restructuring, how dilutive were Sustainalytics to Data Analytics’ margins? How much will you save on an annualized cost basis from the recent restructuring actions taken? Is Sustainalytics a breakeven business after these cost actions or if profitable, how much below Data Analytics segment average is it following these cost actions? Could you quantify the anticipated quarterly cost savings associated with the Morningstar Wealth restructuring? What is the total quarterly savings from the combined cost reduction actions (e.g. headcount, office consolidation, etc.) for Morningstar Credit?

From the segment information we reported for the 9 months ended September 30, 2023, and the revised segment disclosure for the 12 months ended December 31, 2023, you can derive that Morningstar Sustainalytics is not profitable today on an adjusted operating income basis.

During 2023, we took actions across Morningstar Sustainalytics, Morningstar Wealth, and Morningstar Credit including targeted reorganizations to better match our cost structure with the market opportunity. In an October 2023 response, we noted that we anticipated that the savings from the targeted reorganizations in certain areas of the business in the second quarter of 2023 would be in excess of the $4 million in severance related to these actions. Similarly, we anticipate that total savings from targeted reorganizations in the second and third quarters of 2023 in certain areas of the business including Morningstar Sustainalytics, Morningstar Wealth, and Morningstar Credit will be well in excess of the $9 million in associated severance. These savings contributed to the improvement in margins in the fourth quarter of 2023.

Turnover

4.What are you doing to reduce voluntary employee turnover? Can you attribute the decline between 2021 and 2022 to these efforts?

In 2023, voluntary turnover decreased to 12% from 16% in 2022 and 17% in 2021. This trend is consistent with what we’ve observed in the broader labor market, and, we believe, has largely been driven by uncertainty stemming from layoffs in the technology, financial, and retail industries.  That said, we have seen positive results from internal initiatives including those focused on retaining top performers. Our attrition levels have been generally lower for employees with high performance ratings compared to those with lower performance ratings.

We actively measure employee engagement at Morningstar and continue to see high rates of participation in our quarterly pulse surveys. The data gathered from these surveys helps us identify trends in employee sentiment and to proactively address potential issues. It also helps to inform talent management and rewards priorities and allows us to focus development efforts on the skills most critical to our colleagues.

Data and Analytics

5.Given the high incremental profitability of Data Analytics segment, could you please quantify which specific products drove the segment EBITDA margin improvement and by how much in 2023 (compared with 2022)? What % of the Data Analytics segment profits do the Data & Direct businesses represent in 2023? How much higher are Data & Direct margins compared with the Data Analytics segment margins? We would like to gain a better understanding of the profit trends of Data & Direct over the past 3 years.

In our most recent 10-K, our updated segment disclosures included annual adjusted operating income and adjusted operating margin for the updated Data and Analytics segment (which includes Morningstar Data, Morningstar Direct, and Morningstar Advisor Workstation, among others) and the PitchBook segment. This additional detail is provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Footnote 6, Segment and Geographical Area Information.

Morningstar Sustainalytics

6.What is the future playbook of Sustainalytics – will it become a licensed data-only business or if not, in what ways are you pivoting your strategy here?

Although Morningstar Sustainalytics has faced recent headwinds, (especially in the U.S.), over the long term we expect continued strong fundamentals to support demand for ESG and especially climate data. As we position Morningstar Sustainalytics for sustainable growth, we are streamlining our product lineup to focus on areas that address ESG risks, EU Action Plan and regulatory-related solutions, and our climate product suite. (For more detail on how we are approaching our climate suite, in particular, please see a related response from December 2023.) To meet demand in these areas, we are also working to provide access to more Morningstar Sustainalytics data in formats that are easily consumable. For instance, we are responding to client demand to make the data that underpins our ESG Risk and Low Carbon Transition Ratings directly available for more detailed analysis. In our EU Action plan solution, we are providing collected data that is required for reporting purposes as well as additional content that supports the incorporation of this data into a research process. With these updates, we are working to better support the compliance use case and streamline reporting activities. We are also focused on using automation to improve the cost effectiveness, quality, and timeliness of our data and to improve the client experience.

At the same time, we also believe that we continue to offer a compelling value proposition in second party opinions (SPOs). As a long-time leading provider of SPOs with deep knowledge of the ESG space, we believe we are well-positioned to offer opinions on even the most complex transactions. We are focusing our activities on areas with the most attractive market opportunities, including the U.S. securitized bond market.

More broadly, we believe that Morningstar Sustainalytics creates value through its data, research, and ratings. We see a wide spectrum of client needs across our target market. Some clients are just interested in purchasing data, while others are looking to us to provide research and ratings. At the same time, Morningstar Sustainalytics research and ratings helps enhance our data offerings and can be leveraged to support other use cases, including Morningstar Indexes. We are committed to accommodating all these use cases (including SPOs) and do not have plans to move to a licensed data-only business model.

PitchBook

7.What is PitchBook’s annual revenue renewal rate in 2023? Could you please explain the drivers of difference in 2023 versus 2022 and preceding 5-year historical average? Over the next 5 years, how should we think about how PitchBook’s annual revenue renewal rate may trend and normalize to over time? It would also be useful to define what the metric is.

The PitchBook Platform’s annual revenue renewal rate was 112% in 2023 compared to 121% in 2022. It averaged 121% between 2018 and 2022 and 119% between 2019 and 2023. We calculate the annual revenue renewal rate using the annual contract value (ACV) method, which is the dollar value of renewals divided by the total dollar value of contracts up for renewal during the period.

Although the annual revenue renewal rate was still strong on an absolute basis, the decline in the annual revenue renewal rate in 2023 relative to the prior year and the five-year average partially reflected the impact of a more challenging environment, which resulted in higher churn for non-core clients as well as more limited expansion with renewing customers than in prior periods. As we’ve noted, we’ve seen the biggest challenges in our corporate (company) segment; the lowest annual revenue renewal rates in this segment were concentrated in smaller accounts. While we do not provide guidance on future renewal rates, we are confident in the PitchBook value proposition and our ability to expand the renewal base over time.

8.How much of 2023 PitchBook growth was driven by existing customers (pricing and/or wallet share) vs new customers (new logo wins)? For existing customers, what is the account renewal rate in 2023 vs historically (e.g. 5-year average)? How much do PitchBook customers pay on average in 2023 vs. 2022.

Consistent with the trend we noted through the first nine months of 2023, revenue growth in 2023 was driven by a mix of revenue coming from the expansion of existing client contracts and revenue from the addition of new clients. Volume, which is represented by licensed user growth, was the most meaningful driver of client expansion during the period.

Generally, as PitchBook's client base has grown, the expansion opportunity with existing clients has also increased. This is the foundation of PitchBook’s business model: We sell to new customers and then increase the number of licensed users within those organizations. While sales to new clients have continued to be very healthy, the growth opportunity with existing clients has surpassed that of new client sales, reflecting our large and growing customer base and high annual renewal rates.

As addressed in a separate question this month, we disclose the annual revenue renewal rate for the PitchBook Platform. The decline in the annual revenue renewal rate in 2023 was driven in part by higher churn for certain clients (particularly in the company segment), reflecting a more challenging environment.

We do not disclose revenue per customer, but that metric increased in 2023 vs. 2022.

9.Could you please share the updated customer mix by end market (e.g. company, venture capital, private equity, etc.) and customer count at year-end 2023? How many new PitchBook customers were added in 2023 (gross and net of churn)? What is the average annual ACV of these new customers? Upon renewal, how much does a customer typically add to year 2 revenue?

As of December 31, 2023, the PitchBook Platform served roughly 10,600 accounts, up from 10,100 accounts as of December 31, 2022.

The breakdown of PitchBook’s customer mix, including PitchBook Platform and LCD clients as of January 31, 2024, is provided below. Note that we refined our customer classifications when we updated this analysis for 2024, which included changes to the subcategories as well as classifications for some clients.

Company	35%
Private Equity	10%
Asset Manager	10%
Venture Capital	17%
Total Investor	37%
Limited Partner	3%
Credit Investors/Participants	1%
Other Service Provider	9%
Commercial Bank	2%
Investment bank	10%
Total Service Provider	22%
Non-core	3%
Totals	100%

We do not disclose ACV by customer group. In general, we see the highest churn with first-year clients. That said, for clients that do renew, we typically see strong expansion opportunities.

10.What was PitchBook stock comp expense in 2023 (compared with the $37 million in 2022 from third year of the prior PSU plan)? If the PitchBook management team achieves its 3-year targets in 2025, what % of PitchBook product sales would stock-based incentive compensation entail? How has PitchBook’s management team retention rate trended and how has sales staff turnover trended versus historically?

Stock-based compensation expense for the PitchBook segment in 2023 was $10.3 million, down from $40.2 million in 2022. Note that this includes performance-based share units issued under the PitchBook management bonus plan as well as other stock-based compensation for the broader PitchBook employee population.

As we note in Footnote 12 in our most recent 10-K, under the current PitchBook management bonus plan awards in an aggregate amount of $28.6 million will be available for issuance with annual grants of $7.15 million available in each of 2023 and 2024 and $14.3 million in 2025. If PitchBook exceeds certain performance conditions, PitchBook bonus plan participants will receive additional performance units in excess to the aggregate values; if PitchBook fails to meet certain thresholds, the PitchBook bonus plan participants will not be entitled to receive payment for any performance units. We do not disclose targets under the plan, but they are tied to both revenue and profit, and we believe that we’ve set them so that there is an appropriate sharing of value between management and shareholders.

Overall, PitchBook turnover was down for the 12-month period ended December 2023 compared to 2022 and we believe the plan has been effective at retaining PitchBook’s leadership team.

Leveraged Commentary & Data

11.Kunal cited LCD as an “integral driver” of PitchBook’s growth…two follow-ups: (1) what has LCD’s growth rate been since the acquisition was completed? (2) How has the cross-selling gone with PitchBook and LCD once fully integrated (especially for the private credit end market)? Please share any noteworthy data points or KPIs to help us track the performance and progress of LCD.

You are correct that we expect the data, research, and analysis from the LCD acquisition to be an important driver of PitchBook’s growth going forward. In 2023, our focus was on client retention and the repapering of client agreements. We believe that we have been successful in these efforts with results tracking roughly in line with our expectations.

PitchBook 2023 results included slightly less than $50 million in revenue related to LCD. However, a small portion of this total was reflected in PitchBook Platform results as legacy LCD clients moved to PitchBook licenses. Now that we’ve substantially completed the integration of LCD data, research, and news on the PitchBook Platform, we expect that as LCD clients renew, we will move them onto the PitchBook Platform with PitchBook licenses. As a result, we do not plan to continue to report revenue for the PitchBook Platform separately from LCD. We will continue to track sales drivers and product usage for PitchBook, including those related to private credit use cases, to support our ongoing assessment of LCD’s success and its impact on PitchBook’s growth path compared to our expectations prior to the acquisition. LCD revenue included in the Morningstar Indexes product area totaled roughly $9 million in 2023.

As we noted in a related response in February 2024, we’ve seen significant client expansion opportunities arise from the extension of our private credit data and news coverage, particularly as market trends have favored private credit. For example, we recently renewed and meaningfully expanded our relationship with a large asset manager who was a client of LCD and PitchBook, supported by our ability to offer PitchBook private credit coverage and LCD private credit news.

We’ve also seen opportunities where the strength of our combined offering has helped us deliver better value and expand client relationships. For instance, we were able to secure an expansion of PitchBook licenses and displace a competitor with a different asset manager, who was attracted by the breadth of the platform’s capabilities specifically private equity and private credit fund data, underlying holdings, and precedent transactions. Finally, the addition of syndicated loan and high-yield bond coverage not previously available on the PitchBook platform has driven new sales with clients including a mid-sized bank in Europe which needed loan data.

We are closely tracking engagement from credit news and research. Through 2023, we saw significant engagement in proprietary research with more than 682,000 research downloads. Additionally, we expanded distribution of credit news with the addition of a daily newsletter, The Credit Pitch, with content for clients and non-clients, which we view as an important source of new client leads. To date, this newsletter has generated 1.8 million total newsletter opens and 93 press citations.

Morningstar Retirement

12.What percentage of Asset & Index segment profits does the Retirement product represent in 2023? What are the underlying growth drivers for the Retirement business and are they intact in 2023?

With our updated segment reporting in our most recent 10-K, we have provided adjusted operating income and margin for Morningstar Retirement.

Revenue growth for Morningstar Retirement is driven primarily by increased assets under management and advisement. In turn, there are three primary drivers of asset growth. The first is the performance of the markets, which drives fluctuations in our existing asset base. The second is the expansion of the defined contribution market itself as employers add new retirement plans. Finally, the third is net inflows as we expand our product footprint (and managed accounts) within our main distribution channels, which include registered investment advisors (RIAs), recordkeepers, broker dealers, and employers.

These drivers were very much intact in 2023, although market volatility slowed the growth of existing assets at times during the year. The defined contribution market remains healthy as new regulations and tax incentives are making it much easier for employers to offer retirement plans. Additionally, we are seeing increasing interest in managed accounts among RIAs, large employers, and broker dealers, all of which are increasingly looking for better and more scalable ways to deliver personalized investment, savings, and financial advice to employees.

Morningstar Wealth

13.What steps is management taking to improve near-term profitability of Morningstar Wealth following recent investments?
Our efforts to improve Morningstar Wealth’s profitability include steps to drive increased assets under management and revenue combined with expense management. To increase revenue, we are focusing on areas where we have the greatest confidence that we can win and have seen positive trends, including on our international wealth platform, which is growing rapidly, and on model portfolios distributed on third-party platforms in the U.S. We have also modified our sales incentive framework in the U.S. with the goal of accelerating growth and driving assets to platforms. On the expense side, we took actions to reduce Morningstar Wealth headcount in 2023 via targeted reorganizations and are reducing and containing non-compensation-related operating costs, including expenses related to third-party contractors and other vendors, travel, marketing, and IT infrastructure.

Morningstar DBRS

14. We would like to better understand the incremental flow-through to profits (incremental EBITDA) when transactional issuance volumes improve. What percentage of DBRS’ cost base is fixed overhead (salaries, G&A, etc.) versus variable (incentive compensation/bonuses, etc.) in 2023?

Morningstar DBRS has a high level of inherent operating leverage. Large increases in transactional issuance volumes result in a very high flow-through to incremental adjusted operating income. This was evident in 2021 as global markets and debt issuance significantly rebounded. We saw that working in the other direction as volumes fell off in 2022 and 2023. We do not provide expense breakdowns at the segment level, but the largest component of operating costs within Morningstar DBRS is compensation. While some component of that is variable (incentive compensation), we view salaries as relatively fixed. That said, we operate the business and headcount prudently and took actions in 2023 with targeted reductions in certain areas.

15.Kunal’s letter highlighted U.S. middle market corporates, ABS, and data – could you please quantify the revenue benefit & associated costs with each of these 3 opportunities in 2023? What are the most important factors to success across each of these 3 opportunities vis-a-vis incumbents?

Revenue related to ratings on structured products including asset-backed securities (ABS), residential mortgage-backed securities, and commercial mortgage-backed securities accounted for just shy of 60% of total Morningstar Credit revenue in 2023; in this group, ABS accounted for a significant share of revenue. Fundamental ratings, which includes middle market corporates, accounted for a little more than 35% of total Morningstar Credit revenue in 2023. Licensed data revenue accounted for the remaining roughly 5% of total revenue in 2023. Revenue related to ABS and corporate ratings (excluding financials) and licensed data increased roughly $12 million in 2023. We do not directly disclose costs by asset class or specific products.

Across Morningstar Credit, we believe that the keys to success include being timely and responsive to investor requests and needs and providing solid research on the topics that drive these markets. In our data licensing product, it is important to have solid coverage in all relevant sectors. Our expanded coverage in middle-market loans and nontraditional niche ABS (“esoteric” ABS) has allowed us to expand our public ratings coverage, which we believe makes our licensed data products more robust.

Capital Expenditures

16.What steps is management taking to decrease capex going forward both in $ terms and as % of sales? How can we get better leverage from these costs through margin/ROI? Any detail you can provide on growth vs. maintenance capex as well as quantifying “transitional” costs (e.g. migration to public cloud) in the past 3 years would be appreciated.

More than 80% of our capital expenditures in 2023 were for external and internal use software development. Within these categories, we are focused on ensuring that our development of products and services is driving value for the company and shareholders. The remaining 20% of capital expenditures includes employee technology and facilities- related expenditures.

Customers

17.Who are your largest paying customers and what percentage do they each contribute to your overall revenue?

We do business with a wide range of customers that includes individuals and institutional investors in public and private markets, advisors and wealth managers, asset managers, fixed-income market participants, and retirement participants.

As disclosed in our most recent 10-K, our largest customer accounted for less than 3% of total revenue in 2023.

_________________________________________________________________________________________

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.
Date: March 22, 2024	By:/s/ Jason Dubinsky
Name: Jason Dubinsky
Title: Chief Financial Officer